Exhibit 99.2

NOVEMBER 09, 2016 / 5:00PM EST, MNKD - Q3 2016 MannKind Corp Earnings Call

CORPORATE PARTICIPANTS

Rose Alinaya MannKind Corporation - PAO

Matthew Pfeffer MannKind Corporation - CEO & CFO

Michael Castagna MannKind Corporation - CCO

Ray Urbanski MannKind Corporation - CMO

CONFERENCE CALL PARTICIPANTS

Stephen Weil Oppenheimer & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the MannKind Corporation 2016 third-quarter conference call.

As a reminder, this call is being recorded November 9, 2016. Joining us today from MannKind are Chief Executive Officer Matthew Pfeffer, Chief Commercial Officer Michael Castagna, Chief Medical Officer Raymond Urbanski and Principal Accounting Officer Rose Alinaya.

I will now turn the call over to Ms. Rose Alinaya, Principal Accounting Officer of MannKind Corporation. Please go ahead.

Rose Alinaya - MannKind Corporation - PAO

Thank you. Good afternoon and thank you for joining us to discuss MannKind’s third-quarter 2016 performance. Our third-quarter results were released this afternoon and are available on the SEC’s EDGAR system and on our corporate website.

Before we proceed I’d like to remind everyone that comments made on this call will include forward-looking statements within the meaning of federal security laws which are based upon current expectations that involve risk, changes in circumstances, assumptions and uncertainties. It is possible that the actual results could differ from these stated expectations.

For factors which could cause actual results to differ from expectations, please refer to the reports filed by the Company with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. The information we provide on this call is provided only as of today November 9, 2016 and we undertake no obligation to update or revise publicly any forward-looking statements to reflect events or circumstances after the date of this call except as required by law.

I will now turn the call over to our CEO Matt Pfeffer. Matt?

Matthew Pfeffer - MannKind Corporation - CEO & CFO

Thank you, Rose, and good afternoon to our investors, analysts, members of the diabetes community and Afrezza users. Thank you for joining us on today’s call.

I’m excited about the accomplishments of our leadership team we have been able to execute on over the last several months. The intense focus to transform the Company has resulted in our ability to extend our cash runway out to Q3 of 2017 without causing shareholder dilution while simultaneously creating financial flexibility for us to take some calculated bets on Afrezza.

By now you will have seen our earnings release, one of the highlights of which is a $126.5 million net income. This release included many new elements including our first quarter of commercial sales, an income statement recognition of items related to the Sanofi collaboration that had previously been deferred.

What is not included are two new agreements being announced with this call which I would like to discuss now. First, I’m very pleased to announce that we have reached an agreement with Sanofi that contains several key elements. First, Sanofi will forgive the entire amount of our loan from them of $71.6 million and terminate the associated note and security agreement. MannKind is also released from its obligation to pay $0.5 million in previously uncharged costs related to the collaboration.

Next, Sanofi will purchase $10.2 million worth of insulin from MannKind in early December. Note that this insulin is considered surplus to our current needs and is carried on our books at zero value.

Finally, Sanofi will pay an additional $30.6 million in cash to MannKind in early January canceling and settling our insulin put agreement with them without our having to deliver any further insulin. In addition, it should be noted that the termination of the promissory note and security agreement allows MannKind to pursue the sale of its Valencia, California facility and the adjoining property which is now on the market for roughly $25 million without our being required to use the proceeds to reduce the balance of the loan. So this is another source of non-dilutive liquidity for MannKind.

Collectively, as a result of this agreement, we have improved our financial position by over $130 million. This will go a long way towards meeting our near-term financial needs. We have also taken steps to reduce our cash requirements to amplify this effect.

Which brings me to the second agreement we are announcing today. As many of you may know one of our largest financial commitments results from a long-term insulin supply agreement with Amphastar. I’m pleased to announce that collaboratively with Amphastar we have successfully updated our commitments under the contract and reduced projected spend by over $65 million for the period 2016 through 2018.

This will allow us to invest our resources to drive the success of Afrezza. We have also deferred our next purchase of insulin to the fourth quarter of next year.

Finally, as described in our 10-Q filing we enacted a reorganization in September of this year, reducing our headcount by approximately 20%. This step was taken as part of our continuing efforts to reduce overhead and offset increased spend in the commercialization of Afrezza. As a result of these steps, we now have the financial resources to embark on important initiatives that will be discussed in more detail by Mike and by Ray.

Now that we have launched Afrezza and established our infrastructure we expect to increase our investment to grow Afrezza sales faster. Based on everything we have planned, we expect the current financial resources to last into Q3 of 2017 and we will provide further updates, including revenue guidance for 2017, during our Q4 earnings call.

With that I’d like to turn the call back over to Rose to run through our financial results reported earlier today. After Rose, Mike will say a few words about our commercial activities, then Ray will discuss plan development activities as well as our label change for Afrezza. After that I will have a few additional comments before opening up for questions. Rose?

Rose Alinaya - MannKind Corporation - PAO

Thank you, Matt. Turning now to the financials, the third quarter of 2016 was a significant reporting period for MannKind. Our financials reflect the recognition of several previously deferred amounts related to the Afrezza collaboration as well as the first quarter of MannKind-branded Afrezza product sales.

In the third quarter of 2016, we recognized total net revenue of $162.4 million of which $161.8 million resulted from our ability to satisfy the accounting requirements for revenue recognition this quarter following the termination of the Sanofi license agreement. The total amount recognized relates to activities from prior periods which were previously deferred, including the upfront payment of $150 million and milestone payments of $50 million, net of $64.8 million of net loss share amounts related to Sanofi, as well as $17.4 million in sales of Afrezza and $9.2 million in sales of raw insulin, both to Sanofi. Additionally, we recognized $22.7 million of previously deferred costs from the collaboration which consisted of $13.5 million in Afrezza manufacturing costs for products sold to Sanofi in 2015 and $9.2 million for a change in estimate in our recognized loss on purchase commitments as a result of the sale of raw insulin to Sanofi.

We began distributing MannKind-branded Afrezza product to major wholesalers during the week of July 25. This being our first quarter of commercial product sales, we do not have enough sales history to reliably estimate the expected product returns at the time of shipment into the distribution channel. As a result, we are currently only recognizing Afrezza revenue at the point prescription units are dispensed to patients based on reported prescription data.

This model necessarily recognizes a relatively small percentage of sales into the wholesale and retail channel and will change as a longer history of product return patterns is established. In the third quarter of 2016 we recognized net revenue related to sales of Afrezza to patients of $600,000.

As of September 30, 2016 we had recorded $2 million in deferred revenue of which $1.6 million net of estimated gross to net adjustments represents products shipped to our third-party logistics provider and wholesale distributors but not identified as having been dispensed to patients as of that date. Estimated gross to net adjustments for the third quarter of 2016 were approximately 32%, which includes estimates of wholesaler distribution and logistics fees, prompt pay discounts, estimated government rebates and patient discount programs. Deferred revenue also includes $0.4 million we received in advance for the sale of surplus raw materials to a third-party where delivery was not completed as of September 30, 2016.

Cost of goods sold in the third quarter of 2016 includes a $0.1 million of manufacturing costs of Afrezza product sold to patients and corresponds to this quarter’s recognized commercial product sales. The remaining portion of cost of goods sold of approximately $4.2 million for the third quarter of 2016 relates to unabsorbed overhead and other costs, a decrease of 48% from the third quarter of 2015. This decrease is primarily due to reduced depreciation as a result of the fixed asset impairment write-down in 2015 and decreased salaries resulting from the reduction in force in 2015, partially offset by a decrease in production costs in 2016.

Cost of goods sold or product manufacturing costs were $15.6 million for the nine months ended September 30, 2016 and included under-absorbed labor and overhead costs and a foreign currency exchange loss on purchase commitments for insulin, offset by a change in estimates that resulted in a gain on purchase commitments for other materials. Corresponding product manufacturing costs for the same period in 2015 were primarily under-absorbed labor and overhead costs.

Research and development expenses were $3.9 million for the third quarter of 2016, a decrease of 38% from the third quarter of 2015, primarily due to a reduction in force in 2015 along with curtailing certain research and development projects. Research and development expenses were $13.4 million for the nine months ended September 30, 2016, a decrease of 43% compared to the same period in 2015, primarily due to the 2015 RIF along with a reduction in research and development projects and facility spending offset by lower reimbursable third-party development expense and tax credits.

Selling, general and administrative expenses were approximately $13.1 million for the third quarter of 2016, an increase of 14% from the third quarter of last year mainly due to increased costs for the support of sales and marketing of Afrezza. SG&A for the nine months ended September 30, 2016 were $31.6 million, a decrease of 3% from the same period last year, again primarily due to the 2015 RIF, lower telecommunication costs in facility and insurance costs and a lowered non-cash stock-based compensation expense offset by increased sales and marketing costs for Afrezza.

Included in the results for the three and nine months ended September 30, 2016 is the non-cash effect of a $13.2 million and a $7.9 million fair value adjustment of the warrant liability related to the registered public offering completed in May 2016. Net income applicable to common stockholders for the third quarter of 2016 increased to $126.5 million or basic net income of $0.26 per share compared with a net loss applicable to common stockholders of $31.9 million or basic net loss of $0.08 per share for the same quarter in 2015.

Cash and cash equivalents at September 30, 2016 were $35.5 million compared to $59.1 million at December 31, 2015. Currently $30.1 million remains available for borrowing under the amended loan arrangement with The Mann Group along with $50 million still available under the ATM facility.

. . .

We also announced today the completion of a revision to our largest supply agreement, pushing out our next purchase commitments to the fourth quarter of 2017 and reducing our contractual cash burn under that arrangement by $65 million for the period of 2016 through 2018 compared to the prior contract. As a result of these items and steps taken previously, we have extended our financial resources comfortably into the third quarter of 2017.

. . .

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for your participation and you may now disconnect.

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